UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2013

ROCHESTER MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number:  0–18933

Minnesota	41-1613227
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Rochester Medical Drive, Stewartville, MN 55976
(Address of principal executive offices, including zip code)

(507) 533-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐    Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On September 3, 2013, Rochester Medical Corporation (“Rochester Medical”), C. R. Bard, Inc., a New Jersey corporation (“Bard”), and Starnorth Acquisition Corp., a Minnesota corporation and wholly owned subsidiary of Bard (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Bard will acquire all of the outstanding shares of Rochester Medical for $20.00 per share in cash, without interest, and pursuant to which Merger Sub will be merged with and into Rochester Medical with Rochester Medical continuing as the surviving corporation and a wholly owned subsidiary of Bard (the “Merger”).

On the terms and subject to the conditions set forth in the Merger Agreement, which has been unanimously approved by the Board of Directors of Rochester Medical, at the effective time of the Merger (the “Effective Time”), and as a result thereof, each share of common stock, par value $0.01 per share, of Rochester Medical (“Rochester Medical Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than Rochester Medical Common Stock for which dissenter’s rights have been validly exercised and not withdrawn) will be converted at the Effective Time into the right to receive $20.00 in cash  (the “Merger Consideration”), without interest, less any applicable withholding taxes as described in the Merger Agreement.  All unvested stock options will become fully vested and all outstanding “in-the-money” options to acquire shares of the Company will be cashed out, at the “net spread,” at closing.  Any “underwater” options will be canceled without payment.  All restricted stock will be canceled and converted into the right to receive the Merger Consideration, less any applicable withholding taxes.   The performance period relating to any restricted stock unit that is outstanding will end on the closing date of the Merger and the vesting of such restricted stock units will be determined by the Compensation Committee of Rochester Medical as required by the underlying award agreements.  Each restricted stock unit that vests will be canceled and converted into the right to receive the Merger Consideration that the holder would have been entitled to receive had the restricted stock unit been settled immediately prior to the Effective Time, less any applicable withholding taxes.  Each restricted stock unit that does not vest will be canceled without payment.  The aggregate purchase price for the outstanding shares (including restricted stock), options and restricted stock units expected to vest is approximately $262 million.

Rochester Medical and Bard have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by Rochester Medical that: (i) Rochester Medical will conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the Effective Time; (ii) Rochester Medical will not engage in certain kinds of transactions during such period; (iii) Rochester Medical will cause a meeting of the Rochester Medical shareholders to be held to consider approval of the Merger Agreement; and (iv) subject to certain customary exceptions, that the Board of Directors of Rochester Medical will recommend approval by its shareholders of the Merger Agreement.  Bard and Rochester Medical have agreed to cooperate to make any required filings under applicable U.S. and foreign antitrust laws and to obtain any required consents, waivers and approvals, and will use their commercially reasonable efforts to take such actions as may be required to obtain the expiration of any applicable waiting periods under such laws and, if any objections are asserted under such laws, to resolve such objections.  Rochester Medical has also made certain additional customary covenants, including, among others, covenants not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with any proposals for alternative business combination transactions.

Consummation of the Merger is subject to customary conditions, including: (i) approval of the holders of a majority of the outstanding shares of Rochester Medical Common Stock represented in person or by proxy at the meeting of Rochester Medical shareholders to be held to consider approval of the Merger Agreement; (ii) the absence of any law or order prohibiting the consummation of the Merger; (iii) the expiration or termination of any applicable waiting period under the Hart—Scott—Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of approvals under applicable foreign antitrust laws; (iv) not more than 10% of the outstanding shares of Rochester Medical Common Stock shall be dissenting shares; and (v) the absence of a material adverse effect with respect to Rochester Medical.

The Merger Agreement contains certain termination rights for both Bard and Rochester Medical, and further provides that, upon termination of the Merger Agreement under certain specified circumstances, Rochester Medical would be required to pay Bard a termination fee of $7,868,941.

In connection with the parties’ entry into the Merger Agreement, the directors and executive officers of Rochester Medical (the “Voting Parties”) have entered into a Voting and Support Agreement (the “Voting Agreement”) covering a total of 1,386,825 shares of Rochester Medical Common Stock legally or beneficially owned by the Voting Parties (the “Voting Party Shares”), which represent approximately 11.2% of Rochester Medical’s outstanding shares.  Any shares of Rochester Medical Common Stock acquired after the date of the Voting Agreement (pursuant to the exercise of options or vesting of restricted stock or restricted stock units) will also become subject to the Voting Agreement as provided in the Voting Agreement.  Under the Voting Agreement, each Voting Party has agreed to vote its Voting Party Shares in favor of the Merger and has also agreed to certain restrictions on the disposition of such Voting Party Shares, subject to the terms and conditions set forth in the Voting Agreements.  The Voting Agreement provides that it will terminate concurrently with any termination of the Merger Agreement.

Also in connection with the parties’ entry into the Merger Agreement, Anthony J. Conway, Rochester Medical’s Chief Executive Officer and President, and Philip Conway, Rochester Medical’s Vice President, Product Technologies, have each agreed to comply with certain non-competition, non-solicitation and non-disparagement covenants for a period of five years from the date the Merger is consummated, each as provided in a Non-Competition Agreement with Bard, Merger Sub and the Company (each, a “Non-Competition Agreement”).

The foregoing descriptions of the Merger, the Merger Agreement, the Voting Agreement and the Non-Competition Agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference, the full text of the Voting Agreement, which is attached hereto as Exhibit 2.2 and is incorporated herein by reference, and the full text of each of the Non-Competition Agreements, which are attached hereto as Exhibit 10.1 and 10.2 and are incorporated herein by reference.

As described above, the Merger Agreement contains representations and warranties by Bard and Rochester Medical.  These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to Bard or Rochester Medical if those statements prove to be inaccurate, (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, (iii) may apply materiality standards different from what may be viewed as material to investors, and (iv) were made only as of the date of the Merger Agreement or such other dates as may be specified in the Merger Agreement and are subject to more recent developments.  Accordingly, these representations and warranties should not be relied on as characterizations of the actual state of facts or for any other purpose either at the time they were made or at any other time.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 3, 2013, the Board of Directors of Rochester Medical amended Section 2.03 of the Company’s Restated Bylaws to clarify that Rochester Medical’s Board has the right to call a special meeting of the Company’s shareholders to consider the Merger Agreement and the Merger.  A copy of the resolution setting forth the amendment is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated into this Item 5.03 by reference.

A copy of the Company’s Second Amended and Restated Bylaws is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated into this Item 5.03 by reference.

Item 8.01.  Other Events.

On September 4, 2013, Rochester Medical issued a press release announcing the transaction described in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8—K.

Additional Information about the Proposed Transaction and Where You Can Find It

Rochester Medical plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its shareholders a proxy statement in connection with the Merger, pursuant to which Rochester Medical would be acquired by Bard. The proxy statement will contain important information about the Merger and related matters. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and shareholders will be able to obtain free copies of the proxy statement (when they are available) and other documents filed with the SEC by Rochester Medical through the web site maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement from Rochester Medical by contacting investor relations by telephone at +1 (507) 533-9600, by mail at Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN, 55976, Attn: Investor Relations, or by going to Rochester Medical’s Investor Relations page on its corporate website at http://www.rocm.com.

Information Regarding Participants

Rochester Medical and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Rochester Medical in connection with the Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Rochester Medical’s proxy statement for its 2013 Annual Meeting of Shareholders, which was filed with the SEC on December 28, 2012. This document is available free of charge at the SEC’s web site at www.sec.gov, and from Rochester Medical by contacting investor relations by telephone at +1 (507) 533-9600, by mail at Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN, 55976, Attn: Investor Relations, or by going to Rochester Medical’s Investor Relations page on its corporate website at http://www.rocm.com.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

2.1          Agreement and Plan of Merger, dated as of September 3, 2013, among C. R. Bard, Inc., Starnorth Acquisition Corp. and Rochester Medical Corporation

2.2          Voting and Support Agreement, dated as of September 3, 2013, among C. R. Bard, Inc. and each of the Directors and Executive Officers of Rochester Medical Corporation

3.1          Resolution Amending Amended and Restated Bylaws of Rochester Medical Corporation

3.2          Second Amended and Restated Bylaws of Rochester Medical Corporation

10.1        Non-Competition Agreement, dated as of September 3, 2013, among C. R. Bard, Inc., Starnorth Acquisition Corp., Rochester Medical Corporation and Anthony J. Conway

10.2        Non-Competition Agreement, dated as of September 3, 2013, among C. R. Bard, Inc., Starnorth Acquisition Corp., Rochester Medical Corporation and Philip Conway

99.1        Press Release of Rochester Medical Corporation issued September  4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCHESTER MEDICAL CORPORATION

	By:	/s/ David A. Jonas
David A. Jonas
Chief Financial Officer

Date: September 4, 2013

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of September 3, 2013, among C. R. Bard, Inc., Starnorth Acquisition Corp. and Rochester Medical Corporation

2.2	Voting and Support Agreement, dated as of September 3, 2013, among C. R. Bard, Inc. and each of the Directors and Executive Officers of Rochester Medical Corporation

3.1	Resolution Amending Amended and Restated Bylaws of Rochester Medical Corporation

3.2	Second Amended and Restated Bylaws of Rochester Medical Corporation

10.1	Non-Competition Agreement, dated as of September 3, 2013, among C. R. Bard, Inc., Starnorth Acquisition Corp., Rochester Medical Corporation and Anthony J. Conway

10.2	Non-Competition Agreement, dated as of September 3, 2013, among C. R. Bard, Inc., Starnorth Acquisition Corp., Rochester Medical Corporation and Philip Conway

99.1	Press Release of Rochester Medical Corporation issued September 4, 2013